Exhibit 10.72

To:

SI Investment Limited Liability

Company & Co. KG

Attn. Hollis O’Brien

Louis-Braille-Str. 5

01099 Dresden

Germany

Sunnyvale, 31 October 2003

Buy-in Agreement

Dear Mrs. O’Brien:

SI Investment Limited Liability Company & Co. KG (“Partnership”) is currently involved in the initial stages of a project pursuant to which it will use and develop to the industrial production stage semiconductor manufacturing technology and produce 300 mm silicon wafers, in particular, for microprocessors (the “Project”).

1.

Advanced Micro Devices, Inc. (“AMD”) has entered into several agreements with third parties for various economic and technical studies relating to the feasibility of the Project. In addition, AMD has engaged third parties to advise and assist, inter alia, in negotiating (i) with the German federal and Free State of Saxony governments and the EU regarding, in particular, investment allowances, grants, loan guarantees and other subsidies, (ii) with the Free State of Saxony and M+W Zander Facility Engineering GmbH regarding the support of the Project by such two parties, and (iii) the financing of the Project with the respective banks involved. Partnership has expressed an interest in securing the above-mentioned services pertaining to the Project, as well as the results of the various studies performed by third parties.

In consideration of Partnership’s reimbursement of prior costs incurred by AMD in obtaining the services and studies set forth below (plus VAT, if applicable, at the prevailing rate; such reimbursement being payable within 30 days after receipt of a respective invoice from AMD), AMD will transfer to Partnership the following:

a)	the right to co-use the results of the services provided by Arthur D. Little GmbH in connection with a due diligence study of the Project, provided that this right is first granted by the Free State of Saxony to AMD Inc. or, at AMD Inc.’s request, directly to SI Investment Limited Liability Company & Co. KG;

b)	the right to use the results of the services provided by Dresdner Bank AG as the financial advisor in connection with the Project, in particular with respect to the financing of the Project, in part, by a syndicated bank loan with the participation of Dresdner Bank, and the negotiations with the German and Saxony State Governmental Agencies in connection with investment grants and governmental loan guarantees to be granted for the Project;

c)	the right to use the results of the services provided by the technical appraiser Emerald Technology Valuations LLC and the building appraisor (Angermann GlobalProperty Alliance GmbH);

d)	the right to use the results of the services provided by Price Waterhouse Coopers in connection with the application for the granting of a Federal / State Guarantee;

e)	the right to use the results of the consulting services provided by McKinsey & Co. in connection with the Project;

f)	the right to use the results of the services provided by O’Melveny & Myers LLP in connection with the Project, in particular in connection with the drafting, negotiating and execution of finance, project and other documents relating to the Project;

g)	the right to use the results of the services provided by Nörr Stiefenhofer Lutz in connection with the Project, in particular in connection with the drafting, negotiating and execution of finance, project and other documents relating to the Project;

h)	the right to use the results of the services provided by Baker & McKenzie in connection with the Project, in particular in connection with the drafting, negotiating and execution of finance, project and other documents relating to the Project;

i)	the right to use the results of the services provided by Gleiss Lutz in connection with the Project, in particular in connection with the drafting and negotiating of the EU-notification and applications for investment grants, investment allowances and the Federal/State guarantee, and,

j)	the right to use the results of the services provided by Ernst & Young in connection with the Project, in particular in connection with the drafting, negotiating and execution of finance, project and other documents relating to the Project, particularly the tax and accounting aspects of such documents.

AMD makes available to Partnership all of the documentation reflecting the planning results and AMD will ensure that any supporting information relating thereto will be made available to Partnership by appropriate means.

AMD will further cause any third party to make available their results relating to the Project to Partnership and AMD hereby expressly assigns any claim it may have against such third party to Partnership. Partnership hereby accepts such assignment.

2.

In addition to the reimbursement provided for under Section 1 above, Partnership shall reimburse AMD for any other out-of-pocket costs (plus VAT, if applicable, at the prevailing rate; such reimbursement being payable within 30 days after receipt of the respective invoice from AMD) incurred by AMD in connection with the Project (including travel and other costs, but excluding salaries, related withholding taxes and employee benefit costs for AMD employees who are assigned to furnish services, and without any allocation of AMD’s general and administrative costs) in furnishing services to Partnership which are necessary or appropriate in connection with the Project. This shall also include costs incurred by AMD for reimbursement of the costs for services received from the law offices Clifford Chance Pünder in connection with the Project, in particular in connection with the drafting, negotiating and execution of finance, project and other documents relating to the Project.

This agreement shall cover the reimbursement of costs for services rendered until the date of the taking effect of the Fab X Management Services Agreement between the Partnership, AMD, SI Investment Holding GmbH and AMD Saxony Limited Liability Company & Co. KG, irrespective of whether they have been invoiced before or after such date. Any reimbursement of costs incurred by AMD or its affiliates in connection with the Project after said date shall be dealt with in one or more additional agreements to be entered into between the Partnership as service recipient and AMD and/or its affiliates as service provider.

If you are in agreement with the foregoing terms and conditions, please confirm by signing the duplicate of this letter attached hereto, whereby, the letter shall constitute an agreement between AMD and Partnership which shall be governed by German law. The jurisdiction for any legal proceeding arising from this agreement shall be Dresden.

Sincerely,

Advanced Micro Devices, Inc.	Accepted and agreed to:

/s/ Tom McCoy	/s/ Hollis O’Brien
By: Tom McCoy	SI Investment Limited Liability
Title: Senior Vice President	Company & Co. KG,
and General Counsel	represented by: SI Investment
Management LLC
By: Hollis O’Brien
Title: Manager

Date: 31 October 2003	Date: 31 October 2003

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